Exhibit 2.j
CUSTODIAL AGREEMENT
THIS CUSTODIAL AGREEMENT (the “Agreement”), dated as of November 13, 2013, by and between AMERICAN CAPITAL SENIOR FLOATING, LTD., a Maryland corporation (the “Company ”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, not in its individual capacity but solely as custodian (the “Custodian”).
WITNESSETH:
WHEREAS, the Company desires to have the Custodian perform certain duties and provide such additional services as the Company may from time to time request, in respect of its investments (“Investments”), consistent with the terms of this Agreement; and
WHEREAS, the Custodian has the capacity to provide the services required hereby and is willing to perform such services for the Company on the terms set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
Section 1.Definitions and Capitalized Terms.
In addition to terms expressly defined elsewhere herein, the following words shall have the following meanings as used in this Agreement:
“Account” or “Accounts” has the meaning set forth in Section 2(b).
“Agreement” means this Custodial Agreement (as the same may be amended from time to time in accordance with the terms hereof).
“Authorized Person” has the meaning set forth in Section 3(k).
“Business Day” means any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York, Maryland or California.
“Responsible Officer” has the meaning set forth in Section 4(i).
“Securities Intermediary” has the meaning set forth in Section 3(a).
Section 2.    Appointment and Duties of the Custodian.
(a)    The Company hereby appoints Deutsche Bank Trust Company Americas, and it hereby accepts the appointment, to act as Custodian pursuant to the terms of this Agreement, until its resignation or removal as Custodian pursuant to Section 10 hereof. In such capacity, the Custodian shall assist the Company by performing certain services and providing to the Company certain reports, schedules and calculations, all as more particularly described below and in Schedule A hereto (collectively, the “Services”), in each case in such form and content, and in such greater detail, as may be mutually agreed upon by the parties hereto from time to time and based upon information and data received from the Company. The Custodian’s duties and authority hereunder are limited to the duties and authority specifically set forth in this Agreement and no implied or inferred obligations of any kind shall be read into this Agreement, against or on the part of the Custodian. By entering into, or performing its duties under, this Agreement, the Custodian shall not be deemed to assume any obligations or liabilities of the Company under any agreement to which either of them are a party, and nothing herein contained shall be deemed to release, terminate, discharge, limit, reduce, diminish, modify, amend or otherwise alter in any respect the duties, obligations or liabilities of the Company under or pursuant to any other agreement.
(b)    The Company hereby employs the Custodian as custodian of all assets of the Company that are delivered to and accepted by the Custodian (the “Property”) pursuant to the terms and conditions set forth herein. For purposes of this Agreement, “delivery” of Property shall include the acquisition of a security entitlement (as that term is defined in the New York Uniform Commercial Code (“UCC”)) with respect thereto. Without limitation, such Property shall include stocks and other equity interests of every type, evidences of indebtedness, other instruments representing same or rights or obligations to receive, purchase, deliver or sell same and other non-cash investment property of the Company (“Securities”) and cash from whatever source and in whatever currency (“Cash”), provided that the Custodian shall have the right, in its sole discretion, to refuse to accept as Property any property that the Custodian considers not to be appropriate or in proper form for deposit for any reason. The Custodian shall not be responsible for any property of the Company held or received by the Company or others and not delivered to and accepted by the Custodian.
The Custodian agrees to establish and maintain the Custodial Account, account number ____________ (the “Custodial Account”), for any and all Property consisting of Securities from time to time received and accepted by the Custodian for the Company . Any and all Property consisting of Cash from time to time received and accepted by the Custodian for the account of the Company shall be credited to the Cash Collateral Account, account number ____________ (the “Cash Collateral Account”), on the books of the Custodian. The Custodian also may establish and maintain one or more account(s) on its books in the name of the Company as it deems necessary or desirable for administrative purposes with respect to the Property held by the Custodian for the benefit of the Company. All such accounts, together with the Custodial Account and the Cash Collateral Account are herein, collectively, referred to as the “Accounts.” Each of the Accounts shall be non-interest bearing custodial accounts. Funds in any Account shall be invested as specified in written instructions of the Company (which may be standing instructions). The Custodian shall not be liable for the selection of investments or for investment losses incurred thereon and shall have no obligation to invest any funds held in any accounts under this Agreement in the absence of timely written direction. The Custodian and its affiliates are permitted to receive additional compensation that could be deemed to be in the Custodian’s economic self-interest for (i) serving as administrator, shareholder, servicing agent, custodian or sub- custodian with respect to certain investments, (ii) using affiliates to effect transactions in certain investments and (iii) effecting transactions in certain investments. Such compensation shall not be an amount that is reimbursable or payable pursuant to this Agreement.
(c)    The Custodian shall hold, keep safe and protect as custodian for the Accounts, on behalf of and for the benefit of the Company, all Property in the Accounts and to the extent such Property constitutes financial assets for purposes of the UCC, shall maintain those financial assets as security entitlements in favor of the Company. The Custodian will collect all interest and dividends and all other income and payments, whether paid in cash or in kind, on the Property, as the same become payable and credit the same to the related Account.
(d)    The Company shall cooperate with the Custodian in connection with the Services to be performed by it, including in respect of the calculations relating to periodic reports or as otherwise reasonably requested hereunder. Upon reasonable request by the Custodian, the Company further agrees to provide the Custodian from time to time during the term of this Agreement, on a timely basis, any information in its possession relating to the Investments and any proposed purchases, sales or other dispositions thereof as to enable the Custodian to perform its duties hereunder. Without limiting the generality of the foregoing, the Company shall supply in a timely fashion any information maintained by it that the Custodian may from time to time reasonably request with respect to the Investments and reasonably need to complete the reports required to be prepared by the Custodian hereunder or reasonably required to permit the Custodian to perform its obligations hereunder.
(e)    The Company shall review the contents of reports, instructions and statements prepared by the Custodian in accordance with this Agreement. To the extent any of the information in such reports, instructions or statements conflicts with data or calculations in the records of the Company, the Company shall use reasonable efforts to notify the Custodian of such discrepancy and assist the Custodian in reconciling such discrepancy.
(f)    If, in performing its duties under this Agreement, the Custodian is required to decide between alternative courses of action, the Custodian may request written instructions (or verbal instructions, followed by written confirmation) from the Company as to the course of action desired by it. If the Custodian does not receive such instructions within two Business Days after it has requested them, the Custodian may, but shall be under no duty to, take or refrain from taking any particular courses of action; provided that the Custodian as promptly as possible notifies the Company which course of action, if any, it has decided to take. The Custodian shall act in accordance with instructions received after such two Business Days except (so long as it has provided the notice set forth in the prior sentence) to the extent it has already taken, or committed itself to take, action inconsistent with such instructions.
(g)    The Custodian shall cooperate with the auditors or independent certified public accountants appointed by the Company, and shall provide information (and copies as reasonably requested, at the Company’s expense) in the possession of the Custodian necessary for the auditing by the auditors or independent certified public accountants of the financial statements.

(h)    The Custodian shall also provide access to the Securities Accounts and any other records or materials related to the Company as may be reasonably requested to the Company’s independent auditor, jointly with any two Authorized Persons or with a properly authorized officer or employee of the Custodian or such other bank or company in whose safekeeping the investments are placed by the Custodian, for physical inspection from time to time. Such access shall be given by the Custodian during regular business hours and upon reasonable written request to the Custodian by the Company or its independent auditor, as applicable. Such access may be provided without prior notification to the Company, as required by the Company’s independent auditor and may occur at least three times during each fiscal year of the Company.
Section 3.    Custodian as Securities Intermediary.
(a)    The Custodian also is hereby appointed and shall serve as securities intermediary with respect to all Accounts (the “Securities Intermediary”). With specific reference to this Section 3, all capitalized terms used and not defined elsewhere shall have the meanings assigned to such terms in the New York UCC. The Security Entitlements and all Financial Assets credited to the Accounts, including without limitation all amounts, securities, investments, Financial Assets, investment property and other property from time to time deposited in or credited to such account and all proceeds thereof, held from time to time in the Accounts will continue to be held by the Securities Intermediary for the Company during the term of this Agreement.
(b)    With respect to any portion of the Investments that is credited to the Accounts, the Securities Intermediary agrees that:
(i)    with respect to any portion of the Investments that is held in deposit accounts, the Securities Intermediary shall comply with instructions originated by the Company directing dispositions of funds in the deposit accounts . The Investments shall be subject to the exclusive custody and control of the Securities Intermediary, and the Securities Intermediary shall have sole signature authority with respect thereto;
(ii)    Reserved;
(iii)    any portion of the Investments that is, or is treated as, a Financial Asset shall be physically delivered (accompanied by any required endorsements) to, or credited to an account in the name of, the Securities Intermediary or other eligible institution maintaining any Account in accordance with the Securities Intermediary’s customary procedures such that the Securities Intermediary or such other institution establishes a Security Entitlement in favor of the Company with respect thereto over which the Securities Intermediary or such other institution has Control; and
(iv)    it will promptly notify the Company upon receipt of written notice that any other Person claims that it has a property interest in a Financial Asset in any Account and that it is a violation of that Person’s rights for anyone else to hold, transfer or deal with such Financial Asset.

(c)    The Securities Intermediary hereby confirms that (A) each Account is an account to which Financial Assets are or may be credited, and the Securities Intermediary shall, subject to the terms of this Agreement, treat the Company as entitled to exercise the rights that comprise any Financial Asset credited to any Account, (B) any portion of the Investments in respect of any Account will be promptly credited by the Securities Intermediary to such account, and (C) all securities or other property underlying any Financial Assets credited to any Account shall be registered in the name of the Securities Intermediary, endorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary.
(d)    If at any time the Securities Intermediary shall receive an Entitlement Order from the Company directing transfer or redemption of any Financial Asset relating to any Account, the Securities Intermediary shall comply with such Entitlement Order without further consent by any other Person.
(e)    In the event that the Securities Intermediary has or subsequently obtains by agreement, operation of law or otherwise, a security interest in any Account or any Financial Asset or Security Entitlement credited thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Company. The Financial Assets and Security Entitlements credited to the Accounts will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than the Company in the case of the Accounts; provided, however, that Securities Intermediary may deduct from any Account amounts which were previously credited if notified that a deposit was not cleared by reason of insufficient funds.
(f)    There are no other agreements entered into between the Securities Intermediary in such capacity, and the Securities Intermediary agrees that it will not enter into any agreement with any other Person (other than the Company) with respect to any Account. In the event of any conflict between this Agreement (or any provision thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail.
(g)    The obligations of the Securities Intermediary hereunder shall continue in effect until the interest of the Company in the Accounts and in such Security Entitlements has been terminated pursuant to the terms of this Agreement and the Company has notified the Securities Intermediary of such termination in writing.
(h)    For purposes of Section 8-110(e) of the New York UCC, the “securities intermediary’s jurisdiction” shall be the State of New York.
(i)    The Securities Intermediary shall make distributions to all Persons entitled to payment or reimbursement, in each case based on the written instructions of the Company. The Securities Intermediary shall settle all purchases and sales for the Company, in each case based on the written instructions of the Company.
(j)    If the Securities Intermediary receives written instructions pursuant to subsection (i) above by 2:00 p.m., New York time, on any Business Day, the Securities

Intermediary shall use it reasonable efforts to make such distributions, settle such purchases and sales as specified in such written instructions on the same Business Day. Any instruction received after 2:00 p.m., New York time, shall be considered received on the next Business Day.
(k)    None of the Securities Intermediary or any director, officer, employee or agent of the Securities Intermediary shall be under any liability to the Company or any other Person relating to this Agreement for any action taken, or not taken, in good faith pursuant to this Agreement; provided, however, that this provision shall not protect the Securities Intermediary against any liability to such Persons which would otherwise be imposed by reason of the Securities Intermediary’s criminal conduct, fraud, willful misconduct, bad faith or gross negligence in the performance of its obligations or duties hereunder. The Securities Intermediary and any director, officer, employee or agent of the Securities Intermediary may rely in good faith on any document of any kind which, on its face, is properly executed and submitted by any Authorized Person respecting any matters arising hereunder. The Securities Intermediary shall be under no duty to inquire into or investigate the validity, accuracy or content of such document. Pursuant to Section 5 hereof, the Company shall indemnify the Securities Intermediary for and hold it harmless against any loss, liability or expense arising out of or in connection with this Agreement and carrying out its duties hereunder, including the reasonable costs and expenses of defending itself against any claim of liability, except in those cases where the Securities Intermediary has been guilty of criminal conduct, fraud, bad faith, gross negligence or willful misconduct. The foregoing indemnification shall survive any termination of this Agreement and any earlier resignation or removal of the Securities Intermediary. An “Authorized Person” shall mean individuals whose names and specimen signatures have been provided to the Custodian by the Company in a written notice specifying that such individuals are authorized to deliver instructions to the Custodian. The initial Authorized Persons for the Company are as set forth on Schedule B attached hereto. The Company will provide the Custodian with an updated list of Authorized Persons upon any change of Authorized Persons.
Section 4.    Compensation and Expenses.
The Custodian (including in its capacity as Securities Intermediary) shall be entitled to receive, and the Company shall pay, as compensation for the services rendered hereunder the amounts as set forth in a separate fee letter in connection herewith, and reimbursement for all reasonable out of pocket expenses incurred by it in the course of performing its obligations hereunder. The Custodian shall forward to the Company an invoice for payment of its compensation and reimbursement for all reasonable out of pocket expenses incurred by it in the course of performing its obligations hereunder, provided that if such invoice is not paid or disputed within 30 days of receipt, the Custodian shall be entitled to withdraw such undisputed amounts owing to it from the amounts on deposit in the Cash Collection Account upon 2 business days prior written notice to the Company. Costs and expenses incurred under Sections 3 and 5 are not subject to this Section 4. The payment obligations to the Custodian pursuant to this Section shall survive the termination of this Agreement and any earlier resignation or removal of the Custodian.
Section 5.    Limitation of Responsibility of the Custodian; Indemnifications.

(a)    The Custodian will have no responsibility under this Agreement other than to render the services expressly called for hereunder in good faith and without committing fraud or engaging in criminal conduct, willful misfeasance, gross negligence or reckless disregard of its duties hereunder.
(b)    The Custodian shall incur no liability to anyone in acting upon any signature, instrument, statement, notice, resolution, request, direction, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by an Authorized Person.
(c)    The Custodian may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or by or through agents or attorneys and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed hereunder with due care by it in good faith; provided, however, such appointment shall not release the Custodian from its responsibility to perform its obligations hereunder.
(d)    Neither the Custodian nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Company or any other Person relating to this Agreement, except by reason of acts or omissions by the Custodian constituting criminal conduct, fraud, bad faith, willful misfeasance, gross negligence or reckless disregard of the Custodian’s duties hereunder.
(e)    The Custodian shall in no event have any liability for the actions or omissions of the Company or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Company or another Person. The Custodian shall not be liable for failing to perform or delay in performing its specified duties hereunder which result from or is caused by a failure or delay on the part of the Company or another Person in furnishing necessary, timely and accurate information to the Company except to the extent that any failure or delay is caused by the Custodian’s own criminal conduct, fraud, bad faith, willful misfeasance, gross negligence or reckless disregard of its duties hereunder.
(f)    The Custodian may consult with and shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be protected and deemed to have acted in good faith if it acts in accordance with such advice so long as any such legal counsel or independent accountant was retained or engaged with reasonable care.
(g)    The Custodian may rely conclusively on any notice, certificate or other document (including, without limitation, telecopier or electronically transmitted instructions, documents or information) furnished to it hereunder by an Authorized Person and reasonably believed by it in good faith to be genuine. The Custodian shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(h)    The Custodian shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document; provided, however, that if the form thereof is prescribed by this Agreement, the Custodian shall examine the same to determine whether it conforms on its face to the requirements hereof.
(i)    The Custodian shall not be deemed to have knowledge or notice of any matter unless a Responsible Officer has actual knowledge of such matter or received written notice in accordance with this Agreement or the Partnership Agreement. “Responsible Officer” shall mean any officer within the corporate trust office of the Custodian (or any successor group thereof) located at the address set forth in Section 12 hereof, including any director, vice president, assistant vice president, associate or officer customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any matter is referred because of his knowledge of and familiarity with the particular subject.
(j)    Anything in this Agreement to the contrary notwithstanding, in no event shall the Custodian be liable for indirect, punitive, special or consequential damages of any kind whatsoever (including, but not limited to, lost profits) under or pursuant to this Agreement, or arising out of or relating to the subject matter hereof, even if the Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.
(k)    The Custodian shall have no liability nor be responsible to any Person for delays or failures in performance of the Services resulting from or caused by events or circumstances beyond the reasonable control of the Custodian including, without limitation, the interruption, suspension or restriction of trading on or the closure of any securities markets, power or other mechanical or technological failures or interruptions, computer viruses, communications disruptions, work stoppages, natural disasters, fire, war, terrorism, riots, rebellions, or other similar acts.
(l)    The Custodian shall not be bound to follow any amendment, modification, supplement or waiver to any agreement related to the transactions contemplated herein until it has received written notice of such amendment, modification, supplement or waiver and a copy thereof from the Company; provided, however, that the Custodian shall not be bound by any such amendment, modification, supplement or waiver that materially adversely affects the liabilities or other obligations of the Custodian or adversely affects or otherwise modifies the compensation of the Custodian unless the Custodian shall have consented thereto. The Company agrees that it shall provide prior written notice of any amendment, modification, supplement or waiver to such agreements, if any, that materially adversely affects the obligations of the Custodian or adversely affects or otherwise modifies the compensation of the Custodian.
(m)    The Company shall, and hereby agrees to, indemnify, defend and hold harmless the Custodian and its affiliates, directors, officers, shareholders, agents and employees from any and all losses, damages, liabilities, demands, charges, costs, expenses (including the reasonable fees and expenses of counsel and other experts) and claims of any nature in respect of, or arising from any acts or omissions performed or omitted by the Custodian, its affiliates, directors, officers, shareholders, agents or employees pursuant to or in connection with the terms of this Agreement, or in the performance or observance of its duties or obligations under this Agreement; provided such acts or omissions are in good faith and without criminal conduct, fraud, willful misfeasance or gross negligence on the part of the Custodian or without reckless disregard of its duties hereunder.
(n)    Nothing herein shall obligate the Custodian to determine independently whether any Investment complies with certain criteria including, without limitation, whether such Investment is eligible for purchase or the type of any such Investment, any such determination being based exclusively upon notification it receives from the Company. Further, nothing herein shall impose or imply any duty or obligation on the part of the Custodian to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the securities included in the Investments is in default or in compliance with underlying instruments governing or securing such Investments, the role of the Custodian hereunder being solely to perform only those functions as particularly described in Schedule A hereof.
(o)    None of the provisions of this Agreement shall require the Custodian to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of the Services, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it.
(p)    This Section 5 shall survive the termination or assignment of this Agreement and the resignation or removal of the Custodian.
Section 6.    Independence of the Custodian.
For all purposes of this Agreement, the Custodian shall be an independent contractor and shall not be subject to the supervision of the Company with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by the Company, the Custodian shall have no authority to act for or represent any of them in any way and shall not otherwise be deemed an agent of them.
Section 7.    No Joint Venture.
Nothing contained in this Agreement (i) shall constitute the Custodian or the Company, respectively, as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) shall be construed to impose any liability as such on any of them or (iii) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.
Section 8.    Other Activities of Custodian and Company.
Nothing herein shall prevent the Custodian or its affiliates from engaging in other businesses or, in its sole discretion, from acting in a similar capacity as a custodian or administrator for any other person or entity even though such person or entity may engage in business activities similar to or competitive with those of the Company.
Section 9.    Term of Agreement.
This Agreement shall continue in force until the terminated pursuant to the provisions hereof.
Section 10.    Resignation and Removal of Custodian.
(a)    Subject to Section 10(d) of this Agreement, the Custodian may resign its duties hereunder by providing the Company with at least 60 days’ prior written notice, unless it has received notice of any amendment, modification, supplement or waiver to any related agreement that materially adversely affects the obligations of the Custodian or adversely affects or otherwise modifies the compensation of the Custodian as set forth in Section 5(l), in which case the Custodian may resign its duties hereunder upon 10 days’ prior written notice.
(b)    Subject to Section 10(d) of this Agreement, the Company may remove the Custodian without cause by providing the Custodian with at least 30 days’ prior written notice.
(c)    Subject to Section 10(d) of this Agreement, the Company may remove the Custodian immediately upon written notice of termination from the Company to the Custodian if any of the following events shall occur:

(i)
the Custodian shall default in the performance of any of its duties under this Agreement and, after notice of such default, shall not cure such default within ten days (or, if such default cannot be cured in such time, shall not give within ten days such assurance of cure as shall be reasonably satisfactory to the Company);

(ii)
the Custodian is dissolved (other than pursuant to a consolidation, amalgamation or merger) or has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(iii)
a court having jurisdiction in the premises shall enter a decree or order for relief, and such decree or order shall not have been vacated within 60 days, in respect of the Custodian in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Custodian or any substantial part of its property or order the winding up or liquidation of its affairs; or

(iv)	the Custodian shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Custodian or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due.
The Custodian agrees that if any of the events specified in clauses (ii), (iii) or (iv) of this Section shall occur, it shall give written notice thereof to the Company within two Business Days after the happening of such event.
(d)    Except for a removal pursuant to Section 10(c), no resignation or removal of the Custodian pursuant to this Section shall be effective until (i) a successor Custodian shall have been appointed by the Company, and (ii) such successor Custodian shall have agreed in writing to be bound by the terms of this Agreement in the same manner as the Custodian is bound hereunder (with such modifications as are agreed upon by the successor Custodian, the Company). If a successor Custodian does not take office within 60 days after the retiring Custodian resigns or is removed, the retiring Custodian and the Company may petition a court of competent jurisdiction for the appointment of a successor Custodian.
(e)    Reserved
Section 11.    Action upon Termination, Resignation or Removal of the Custodian.
Promptly upon the effective date of the resignation or removal of the Custodian pursuant to Section 10(a), (b) or (c), respectively, the Custodian shall be entitled to be paid all expenses accruing to it to the date of such termination, resignation or removal. The Custodian shall forthwith deliver to, or as directed by, the Company upon such resignation or removal of the Custodian pursuant to Section 10(a), (b) or (c), all property and documents of or relating to the Investments then in the custody of the Custodian, and the Custodian shall cooperate with the Company and any successor Custodian, and take all reasonable steps requested to assist the Company in making an orderly transfer of the duties of the Custodian.
Section 12.    Notices.
Any notice, report or other communication given hereunder shall be in writing and addressed as follows:

(a)	If to the Company, to:
American Capital Senior Floating, Ltd.
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
Attention: Compliance Officer

Facsimile: (301) 968-9311
Email: ACAS-CDO.Ops@americancapital.com

(b)	If to the Custodian, to:
Deutsche Bank Trust Company Americas
1761 East St. Andrew Place
Santa Ana, CA 92705-4934
Attention: Structured Credit Services - American Capital
Senior Floating, Ltd
Facsimile: (714) 656-2568
or to such other address as any party shall have provided to the other parties in writing. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given if such notice is mailed by first class mail, postage prepaid, hand delivered, sent by overnight courier service guaranteeing next day delivery or by telecopy (facsimile) or electronic mail in legible form to the address of such party as provided above.

Section 13.    Representations and Warranties.
(a)    The Company hereby represents and warrants to the Custodian as follows:
(i)    The Company has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation/formation and has the full power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary action to authorize this Agreement on the terms and conditions hereof, the execution, delivery and performance of this Agreement and the performances of all obligations imposed upon it hereunder. No consent of any other person including, without limitation, shareholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and the obligations imposed upon it hereunder. This Agreement constitutes, and each instrument or document required hereunder, when executed and delivered by the Company and all other parties hereunder, will constitute, the legally valid and binding obligations of the Company enforceable against the applicable Company in accordance with their terms subject, as to enforcement, (a) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Company and (b) to general equitable principles (whether enforceability of such principles in considered in a proceeding at law or in equity).
(ii)    The execution, delivery and performance of this Agreement and the documents and instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the governing instruments of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Company and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.
(b)    The Custodian hereby represents and warrants to the Company as follows:
(i)    The Custodian is a New York banking corporation duly organized and validly existing under the laws of the state of New York and has full power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof, the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, stockholders and creditors of the Custodian, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Custodian in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and the obligations imposed upon it hereunder. This Agreement constitutes, and each instrument and document required hereunder, when executed and delivered by the Custodian and all other parties hereunder, will constitute, the legally valid and binding obligations of the Custodian enforceable against the Custodian in accordance with their terms subject, as to enforcement, (a) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Custodian and (b) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).
(ii)    The execution, delivery and performance of this Agreement the documents and instruments required hereunder will not violate any provision of any existing law or regulation binding on the Custodian, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Custodian, or the articles of association or by-laws of the Custodian or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Custodian is a party or by which the Custodian may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Custodian or its ability to perform its obligations under this Agreement.
Section 14.    Amendments.
This Agreement may not be amended, changed, modified or terminated (except as otherwise expressly provided herein) except by the Company and the Custodian in writing.
Section 15.    Successor and Assigns.

This Agreement may not be assigned by the Custodian or the Company unless such assignment is previously consented to in writing by the other party. An assignment with such consent and confirmation, if accepted by the assignee, shall bind the assignee hereunder to the performance of any duties or obligations of the Custodian and the Company, as applicable, hereunder.
Section 16.    Jurisdiction; Waiver of Jury Trial; Governing Law.
THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
Section 17.    Headings.
The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.
Section 18.    Counterparts.
This Agreement may be executed in counterparts, all of which when so executed shall together constitute but one and the same agreement.
Section 19.    Severability.
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 20.    Not Applicable to Deutsche Bank Trust Company Americas in Other Capacities.
Nothing in this Agreement shall affect any right, benefit or obligation Deutsche Bank Trust Company Americas may have in any other capacity.
Section 21.    Benefit of Agreement.
It is expressly agreed that in performing its duties under this Agreement, the Custodian will act for the benefit of the Company, and that such obligations on the part of the Custodian shall be enforceable at the instance of the Company.
Section 22.    Compliance with Applicable Anti-Terrorism and Anti-Money Laundering Regulations.
In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Law”), the Custodian is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Custodian. Accordingly, the Company agrees to provide to the Custodian upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Custodian to comply with Applicable Law.

IN WITNESS WHEREOF, the parties have caused this Custodial Agreement to be duly executed and delivered as of the day and year first above written.
AMERICAN CAPITAL SENIOR FLOATING, LTD.

By:    _/s/ Samuel A. Flax___________
    Name: Samuel A. Flax
    Title: Executive Vice President and Secretary
DEUTSCHE BANK TRUST COMPANY AMERICAS, solely as Custodian
By:    _/s/ Dave Knecht_____________
    Name: Dave Knecht    Title: Associate
By:    _/s/ Vincent Pham____________
    Name: Vincent Pham    Title: Vice President

Signature Page to Custodial Agreement

SCHEDULE A
Services to be performed by the Custodian
The Custodian shall perform the following functions from time to time:

(i)
Create a database of certain characteristics (to the extent required for the performance of its obligations hereunder and otherwise as reasonably agreed by the Custodian and the Company, acting in good faith) of the Investments credited from time to time to the Accounts established by the Company (the “Investments Database”);

(ii)
Update the Investments Database daily on any Business Day to reflect rating changes by the rating agencies, as applicable, and any purchases, sales or other dispositions of Investments, in each case such information regarding purchases, sales or other dispositions being based upon information furnished to the Custodian by the Company as may be reasonably required by the Custodian from time to time;

(iii)	Provide the Company with access to the Investments Database in electronic format, the format and scope of such information to be reasonably agreed by the Company and the Custodian;

(iv)	Establish and maintain the Cash Collateral Account, the Custodial Account and any other Accounts as necessary or desirable;

(v)	Prepare and make available to the Company the daily cash workbook as to the daily cash activity;

(vi)	Track and identify the daily cash and investment activity in the relevant Accounts;

(vii)	Make investments for the Company as instructed pursuant to Section 2(c) and settle purchases and sales of Investments pursuant to Section 3;

(viii)
Notify the Company upon receiving any documents, legal opinions or other information including, without limitation, any notices, reports, requests for waiver, consent requests or any other requests relating to corporate actions affecting the Investments;

(ix)	Cooperate with the Company, as necessary, to provide any information in the Custodian’s possession reasonably requested by the Company in form and substance as mutually agreed;

(x)	Cooperate with the Company’s independent auditor, as necessary, to assist with ongoing audit requests; and

(xi)	Such additional services as required, and mutually agreed upon by the Company and the Custodian, with respect to leverage provider agreements to be entered into by the Company.